Exhibit 10.1.1

Separation Agreement and General Release of Claims

I, Michael E. McFerrin, have received, carefully read, and fully understand all of the provisions in this Separation Agreement and General Release of Claims (this “Release”). In entering into this Release, I am relying on my own judgment and knowledge and not on representations or statements made by the Federal Home Loan Bank of Chicago (the “Bank”), its employees, or agents. I acknowledge that the Bank advised me to consult with an attorney about the terms of this Release before signing it.

(a)	I understand that my employment with the Bank is terminated effective July 7, 2008 (the “Termination Date”) based on a corporate reorganization. I acknowledge that this letter constitutes the “written notice” required under Section 6(e) of the Employment Agreement referred to below.

(b)	In exchange for my agreement set forth in this Release, I understand that I will receive certain payments from the Bank, which are being made to me pursuant to and in full satisfaction of the terms of the Employment Agreement dated January 29, 2008 between the Bank and me (the “Employment Agreement”):

(i)	The Bank will pay me salary continuation payments for period of three (3) years, from which payments the Bank will deduct all applicable state and federal taxes and other mandatory deductions. The amount of each semi-monthly salary continuation payment will be $20,833.34, for an aggregate gross payment of $1,500,000.00. This amount will be payable in installments on the Bank’s regular payroll dates beginning on the first payroll date that occurs at least five (5) business days following expiration of the seven-day Revocation Period described below;

(ii)	If I elect to continue group medical insurance coverage after the Termination Date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Bank will pay the employer’s portion of the premiums for such continuation coverage for a period of twelve (12) months, subject to the following conditions.

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If I sign this Release, I may elect to continue my health care through COBRA coverage for a period of twelve months (the “health insurance coverage period”) at the employee contribution rate, which is subject to adjustment. The Bank will continue to pay the employer’s portion of the premiums for health care coverage during the health insurance coverage period.

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If I have not signed this Release, my health care coverage will end on July 31, 2008 unless I elect COBRA coverage. If I elect COBRA coverage, I will have to pay the entire cost of health insurance coverage plus a 2% administrative fee for any month of COBRA coverage beginning August 1, 2008.

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If I sign this Release after electing COBRA coverage, the Bank will reimburse me for the employer’s portion of the premiums I already paid, if any, and will pay the employer’s portion of the premiums going forward for the balance of the health insurance coverage period; and

(iii)	Under the terms of Section 7(b)(iv) of the Employment Agreement, I understand that I will continue to be eligible for a bonus for calendar year 2008 under the Bank’s Management Incentive Compensation Plan dated April 24, 2007 (or any successor thereto that applies to the 2008 calendar year) as if I had continued my employment through December 31, 2008. I further understand and agree that all awards under such Incentive Compensation Plan are subject to the achievement of a variety of performance objectives and the approval of the Bank’s Board of Directors and are, with respect to all participants, discretionary. If I am awarded a bonus under such Incentive Compensation Plan, the Bank will pay the bonus to me, less mandatory deductions, no later than March 15, 2009. In the event that no bonus is payable to me for the 2008 calendar year, the Bank will inform me of that decision no later than March 15, 2009.

(c)	The payments described in paragraphs (b)(i), (b)(ii), and (b)(iii) above are collectively referred to herein as the “Employment Agreement Payment”. I understand that the Employment Agreement Payment will be payable only after the expiration of the seven-day Revocation Period described below and only if I have not revoked my acceptance of the terms of this Release, and will be paid on the applicable dates as are specified in paragraph (b) above.

(d)	The Bank agrees that I am entitled to certain other payments, benefits, and entitlements whether or not I sign this Release. Those payments, benefits, and entitlements are as follows:

(i)	At the end of the health insurance coverage period, or as of August 1, 2008 if I do not sign this Release, I may continue COBRA coverage at a cost equal to the COBRA premium plus a 2% administrative fee for the remainder of the COBRA continuation period (normally 18 months from my separation date) if I want the coverage to continue.

(ii)	My eligibility for disability coverage will cease at the close of business on July 7, 2008. Life insurance coverage will continue through the close of business on July 7, 2008; however, I have a right to convert the policy to an individual policy according to the terms of the Bank’s life insurance plan. Also, my beneficiary may be eligible to receive a life insurance payment if I die within 31 days after my Bank life insurance ends.

(iii)	My vacation allotment for the full year is twenty (20) days, accrued quarterly; I will be paid a lump sum in the payroll period following my last day of work for any vacation due me but not taken, calculated based on the Vacation Termination Table contained in the Bank’s Employee Handbook. As of June 30, 2008, it is estimated that the lump sum amount for this accrued vacation is approximately $104,000.00.

(iv)	If I sign this Release I may also continue making contributions to the health care flexible spending account on a pre-tax basis through the end of 2008 if I wish. If I do not sign this Release, I may elect to continue to make contributions on an after-tax basis through the end of 2008. I elect not to continue such contributions following my Termination Date.

(v)	I will earn Service Credit (as defined in the Financial Institutions Retirement Plan (the “Retirement Plan”)) through July 7, 2008. If I sign this Release, I will receive three additional months of Service Credit. Following my termination I will receive information from Pentegra, the administrator of the Retirement Plan, regarding my payment options. Please call Aaron Smith at 312-565-5314 to discuss payments from the plan. Pentegra may also be contacted directly at 1-800-USA-FIRF.

(vi)	My contributions to the Financial Institutions Thrift Plan will end on June 30, 2008. Following my termination I will receive information from Pentegra regarding my options with respect to my 401(k) plan. Please call Aaron Smith at 312-565-5314 to discuss payments from the plan. Pentegra may also be contacted directly at 1-800-USA-FIRF.

(vii)	I will receive a lump-sum payment, less taxes and mandatory deductions, of all amounts in my Benefit Equalization Plan account within 90 days of the termination of my employment.

I understand and agree that I am signing this Release pursuant to the Employment Agreement. I further understand and agree that, pursuant to the terms of the Employment Agreement, I am not entitled to any payments or other benefits pursuant to the terms of the Federal Home Loan Bank of Chicago Employee Severance Plan effective May 1, 2007 (“Bank Severance Plan”). I further understand that the purpose of this Release is to assure the Bank that in return for the Employment Agreement Payment, the Bank and its directors, officers, employees, agents and representatives will not be put to the expense and inconvenience of defending any claim, charge, or lawsuit asserted by me in connection with my employment or the termination from my position.

I understand that this Release is a legally binding document of serious legal significance. I acknowledge that I have had a period of not less than twenty-one (21) calendar days after today’s date (the “Review Period”) to review this Release and consider acceptance of this Release and the Employment Agreement Payment in exchange for releasing any and all claims that I may have against the Bank and for acknowledging the continuation of certain provisions of the Employment Agreement as specified in Paragraph 5 below. I understand that (i) the 60-day notice period required by Section 6(e) of the Employment Agreement and (ii) the Review Period hereunder will both begin running on the day I receive this Release.

I have been informed of my right to revoke this Release without penalty in the seven (7) calendar days immediately following the date on which I sign this Release. This seven-day period is called the “Revocation Period”. I understand that I may revoke this Release by delivering written notice of revocation to Mary Jane Brown of the Human Resources Department of the Bank within the Revocation Period. I further understand that this Release is not effective or enforceable until the Revocation Period has expired. I further understand that the Employment Agreement Payment will not be paid to me until after the Revocation Period has expired and in any event as further specified in paragraphs (b)(i), (b)(ii), (b)(iii), and (b)(iv) above.

I hereby inform the Bank that, in exchange for the Employment Agreement Payment, I have decided to release and discharge, knowingly and voluntarily, any and all claims, demands or actions, known and unknown, that I may have against the Bank.

Further, I understand the conditions of my release from the Bank, and I agree:

1.	The provisions of this Release, including the Employment Agreement Payment, are in full satisfaction of any claims, liabilities, demands, or causes of action, known or unknown, fixed or contingent, that I may have or claim to have, against the Bank and its directors, officers, employees, agents and representatives at present or in the future in connection with the termination of my employment with the Bank; provided that such released claims shall not include any claims to enforce my rights under, or with respect to, this Release. Claims of discrimination, any claims under the Employment Agreement, the Bank Severance Plan, and any other claims, other than for vested benefits (including, but not limited to, benefits under the Benefit Equalization Plan), are hereby released and discharged.

2.	This Release includes, but is not limited to, claims allegedly arising under the Employment Agreement, the Bank Severance Plan, the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§ 791, 793 and 794; the Civil Rights Enforcement Statutes, 42 U.S.C. §§ 1981 through 1988; Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the National Labor Relations Act, 29 U.S.C. 151 et seq.; and any other federal, state or local statute, ordinance or regulation dealing in any respect with discrimination in employment, breach of contract or wrongful discharge, including those rights and claims arising under any alleged legal restrictions on the Bank’s rights to terminate the employment of its employees. I understand and agree that this Release and waiver applies to any and all forms of monetary or other relief that I might seek in connection with my employment or the circumstances of the termination from my position except for receipt of unemployment compensation benefits.

3.	I acknowledge that, as of the date of this Release, I have not suffered any on the job injuries, occupational diseases or wage or overtime claims relating to my employment at the Bank or any other claims pursuant to the Fair Labor Standards Act or the Family and Medical Leave Act.

Further, I acknowledge that this Release does not prohibit me from filing a charge or complaint with the Equal Employment Opportunity Commission or participating in any investigation or proceeding with the Equal Employment Opportunity Commission in good faith. However, pursuant to this Release, I do waive the right to recover any money damages in connection with such a charge, complaint, investigation or proceeding.

4.	I agree not to disclose the terms of this Release that have not previously become part of the public domain (other than due to my violation of this provision) to any third party apart from my attorney, accountant, financial advisor, or members of my immediate family. I understand and agree that the breach of this confidentiality provision constitutes a breach of this entire Release for which the Bank may seek appropriate legal action.

5.	I and the Bank acknowledge and agree that the provisions of the Employment Agreement under Sections 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, and 18 shall continue in effect notwithstanding the termination of my employment. In addition, pursuant to the Bank’s bylaws and in accordance with the provisions thereof, I shall continue to be indemnified by the Bank for my acts and omissions as an employee and officer of the Bank.

6.	I further understand that the parties’ participation in this Release is not to be construed as an admission of any wrongdoing or liability whatsoever by or on behalf of the Bank, or any of its directors, officers, employees, agents or representatives.

7.	This Release shall be construed and enforced in accordance with the laws of the State of Illinois. This Release constitutes the entire agreement between the parties.

By signing below, I acknowledge that I have read, fully understand and voluntarily agree to all of the provisions contained in this Release. I understand that by waiving the above, I intend and do so release and discharge known and unknown claims in exchange for the Employment Agreement Payment.

Date July 7, 2008	/s/ Michael E. McFerrin
Signature

Please return this completed Release to the Human Resources Department of the Bank no earlier than July 7, 2008 and no later than the close of business on July 10, 2008 (which is the end of the Review Period). The Employment Agreement Payment will not be paid until this Release is signed and returned to the Human Resources Department of the Bank, until after the expiration of the seven-day Revocation Period, and otherwise in accordance with the provisions of this Release.

Review Receipt

for the

Separation Agreement and General Release of Claims

I, Michael E. McFerrin, have received a copy of the Separation Agreement and General Release of Claims (the “Release”) to be entered into between myself and the Federal Home Loan Bank of Chicago (the “Bank”).

I received the Agreement on May 5, 2008. I understand that I have until July 10, 2008, which is at least twenty-one(21) calendar days after receiving the Release, to review the Release and consider whether I wish to accept the Release and the Employment Agreement Payment (as defined in the Release) in exchange for releasing any and all claims that I may have against the Bank.

Date July 7, 2008	/s/ Michael E. McFerrin
Signature

Revocation Receipt

for the

Separation Agreement and General Release of Claims

Pursuant to the terms of the Separation Agreement and General Release of Claims (“Agreement”) entered into between Michael E. McFerrin (the “Employee”) and the Federal Home Loan Bank of Chicago (“Bank”), I, Mary Jane Brown, of the Human Resources Department of the Bank do hereby state that as of July 15, 2008, which is after the expiration of the seven-day Revocation Period provided for in the Agreement, I have not received any written notification from the Employee stating that he/she is exercising his/her right to revoke the Agreement. The Agreement was executed on July 7, 2008 and the seven-day Revocation Period expired on July 14, 2008 (which is seven days after the execution of the Agreement by the Employee).

Date July 7, 2008	/s/ Mary Jane Brown
Signature
Senior Vice President and Director of Human Resources